Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX ANNOUNCES APPOINTMENT OF BRENNA PREISSER TO BOARD OF DIRECTORS

SALEM, NH – October 26, 2026 – Standex International Corporation (NYSE: SXI), a leading manufacturer of highly engineered components and systems, today announced that its Board of Directors has appointed Brenna D. Preisser, Executive Vice President and President of Brunswick Boat Group at Brunswick Corporation (NYSE: BC), as an independent director, effective January 1, 2027. Ms. Preisser will serve on the Board’s Compensation Committee and Innovation & Technology Committee.

Ms. Preisser will succeed B. Joanne Edwards, who will retire from the Board effective January 1, 2027, after eight years of service. Ms. Edwards currently serves as Chair of the Board’s Nominating and Corporate Governance Committee and as a member of its Innovation & Technology Committee. Ms. Preisser’s appointment is the result of a succession planning process led by the Nominating and Corporate Governance Committee. Following the transition, the Board will continue to consist of eight directors, seven of whom are independent.

“We are pleased to welcome Brenna to the Standex Board,” said David Dunbar, Chairman, President and Chief Executive Officer. “Her experience running a global manufacturing business and building new growth platforms, together with her deep background in talent development and executive compensation, will be valuable to our Board as we continue to scale our businesses and execute our growth strategy.”

“On behalf of the entire Board, I want to thank Joanne for her many contributions to Standex,” Mr. Dunbar added. “Her leadership of the Nominating and Corporate Governance Committee and her insight into growth strategy have strengthened our Board, and we are grateful for her thoughtful role in this transition.”

“I’m honored to join the Standex Board,” said Brenna Preisser. “Standex has a strong foundation of highly engineered products serving attractive end markets, and I look forward to working with David and my fellow directors to support the Company’s continued growth.”

Ms. Preisser brings more than 20 years of leadership experience at Brunswick Corporation, a global leader in recreational marine products. As Executive Vice President and President of Brunswick Boat Group since August 2024, she leads a $1.4 billion global portfolio of 18 boat brands and 11 manufacturing sites across the United States, Canada, Europe and New Zealand. Previously, as President of Business Acceleration, she scaled the recreational marine industry’s largest boat club and subscription platform, launched new ventures and led Brunswick Financial Services. She also served as Brunswick’s Chief Strategy Officer and Chief Human Resources Officer, giving her broad experience in strategy, M&A, executive succession and compensation. She holds a B.B.A. from Ohio University and an M.B.A. from Ashland University.

Ms. Edwards joined the Standex Board in 2018. She previously served as Senior Vice President and General Manager of the Residential and Wiring Device Division of Eaton Corporation and held a series of leadership roles at Eaton and Veris Industries.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments: Electronics, Aerospace and Defense, Scientific, and Engraving & Hydraulics with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at https://standex.com/.

Contact:

Christopher Howe

Director of IR

(773) 754-5394

e-mail:  InvestorRelations@Standex.com

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